Exhibit 99.1

Hecla Reports Fourth Quarter and Full Year 2023 Results

Second highest revenues, silver reserves and production; Expecting silver production growth

For The Period Ended: December 31, 2023

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 14, 2024--Hecla Mining Company (NYSE:HL) ("Hecla" or the "Company") today announced fourth quarter 2023 financial and operating results.

HIGHLIGHTS

  Silver reserves of 238 million ounces, silver production of 14.3 million ounces, and total sales of $720.2 million, all are the second highest in Company history.
  Lucky Friday restarted production on January 9th, with first insurance proceeds received in February.
  Hecla received a U.S. patent for the Underhand Closed Bench ("UCB") mining method.
  Greens Creek achieved record throughput and generated $157.3 million in cash flow from operations and free cash flow of $121.6 million.2
  Casa Berardi began the transition to surface only mining with results exceeding expectations.
  Keno Hill began silver production in the second half of the year, focusing on improving safety and environmental performance while completing major infrastructure projects.
  Completed Technical Report Summary for Keno Hill and Casa Berardi demonstrating the value of the assets.
  All-Injury Frequency Rate ("AIFR") of 1.45, lower than the national average, Greens Creek and Lucky Friday recorded their lowest AIFR of 0.29 and 0.66, respectively.

"Hecla reported the second largest silver reserves, largest gold resource, and second highest silver production and revenues in our history despite the Lucky Friday losing five months of production due to a fire," said Phillips S. Baker Jr, President and CEO. "Greens Creek delivered another year of strong and consistent performance as we increased throughput. Casa Berardi exceeded our expectations for tons and cost per ton from operating our own surface fleet, and this strong performance is reflected in the updated technical report. At Keno Hill, we slowed the ramp-up of the mine due to the safety and environmental performance; however, with the silver grade over twice the grade of our other mines, it still contributed significantly to our silver production and, as the technical report shows, it will contribute even more in the future."

Baker continued, "Because of the suspension of production at Lucky Friday due to the fire and continued investment in ramp-up at Keno Hill, we have drawn on our revolving credit facility which we expect to pay down in 2024 with all four mines in operation and anticipated receipt of approximately $50 million of insurance proceeds. With Lucky Friday back in production and Keno Hill's continued ramp-up, we expect silver production to increase by 15-20% this year, and 30% by 2026, making Hecla one of the world’s fastest growing silver companies."

Baker concluded, "2023 was also a significant year in the energy transition as 75% of the world’s new renewable electric power generation capacity was solar, requiring 500,000 ounces per gigawatt of new installed capacity, which equates to as much as 190 million ounces of silver in solar demand. China alone installed as much solar as the entire world did in 2022, and significant new solar facilities are now planned for the United States. As the demand for silver in solar continues to rise, Hecla, the largest silver producer in the U.S., and soon Canada, is well positioned to leverage higher expected silver prices driven by increasing demand."

FINANCIAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior year" refers to 2022, and "prior quarter" refers to the third quarter of 2023. In section ‘Operations Overview’, free cash flow for operations excludes hedging adjustments.2

In Thousands unless stated otherwise	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY-2023	FY-2022
FINANCIAL AND PRODUCTION SUMMARY
Sales	$160,690	$181,906	$178,131	$199,500	$194,825	$720,227	$718,905
Total cost of sales	$153,825	$148,429	$140,472	$164,552	$169,807	$607,278	$602,749
Gross profit	$6,865	$33,477	$37,659	$34,948	$25,018	$112,949	$116,156
Net loss applicable to common stockholders	$(43,073)	$(22,553)	$(15,832)	$(3,311)	$(4,590)	$(84,769)	$(37,900)
Basic loss per common share (in dollars)	$(0.07)	$(0.04)	$(0.03)	$(0.01)	$(0.01)	$(0.14)	$(0.07)
Adjusted EBITDA[1]	$36,661	$46,251	$67,740	$61,901	$62,261	$212,553	$217,492
Total Debt						$662,815	$551,841
Net Debt to Adjusted EBITDA[1]						2.6	1.9
Cash provided by operating activities	$884	$10,235	$23,777	$40,603	$36,120	$75,499	$89,890
Capital Expenditures	$(62,622)	$(55,354)	$(51,468)	$(54,443)	$(56,140)	$(223,887)	$(149,378)
Free Cash Flow[2]	$(61,738)	$(45,119)	$(27,691)	$(13,840)	$(20,020)	$(148,388)	$(59,488)
Silver ounces produced	2,935,631	3,533,704	3,832,559	4,040,969	3,663,433	14,342,863	14,182,987
Silver payable ounces sold	2,847,591	3,142,227	3,360,694	3,604,494	3,756,701	12,955,006	12,311,595
Gold ounces produced	37,168	39,269	35,251	39,571	43,634	151,259	175,807
Gold payable ounces sold	33,230	36,792	31,961	39,619	40,097	141,602	165,818
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce 4	$4.94	$3.31	$3.32	$2.14	$4.79	$3.23	$2.06
Silver AISC per ounce [4]	$17.48	$11.39	$11.63	$8.96	$13.98	$11.76	$10.66
Gold cash costs per ounce 4	$1,702	$1,475	$1,658	$1,775	$1,696	$1,652	$1,478
Gold AISC per ounce [4]	$1,969	$1,695	$2,147	$2,392	$2,075	$2,048	$1,773
Realized Prices
Silver, $/ounce	$23.47	$23.71	$23.67	$22.62	$22.03	$23.33	$21.53
Gold, $/ounce	$1,998	$1,908	$1,969	$1,902	$1,757	$1,939	$1,803
Lead, $/pound	$1.09	$1.07	$0.99	$1.02	$1.05	$1.03	$1.01
Zinc, $/pound	$1.39	$1.52	$1.13	$1.39	$1.24	$1.35	$1.41

Sales in 2023 increased to $720.2 million as higher realized prices for silver and gold offset lower gold and lead sales volumes. Gold production declined due to Casa Berardi reducing underground production as it transitions to a surface only operation by mid-2024. Lead production declined due to the temporary suspension of production at the Lucky Friday.

Gross profit in 2023 was $112.9 million, a decrease of 3% over the prior year. The decrease is attributable to (i) lower gross profit at Casa Berardi due to lower sales volumes and accelerated depreciation, depletion, and amortization based on the shorter underground mine life, and (ii) only seven months of production at Lucky Friday partially offset by higher gross profit realized at Greens Creek.

Net loss applicable to common stockholders for the year was $84.8 million, an increase over the prior year primarily related to:

  Ramp-up and suspension costs increased by $52.1 million, reflecting the impact of the Lucky Friday suspension, and the ramp-up of production at Keno Hill.
  A foreign exchange loss of $3.8 million, compared to a gain of $7.2 million in the prior year, reflecting the impact of the U.S. dollar appreciation on Canadian dollar denominated monetary assets and liabilities.
  An income tax provision of $1.2 million, compared to a benefit of $7.6 million due to an increase in the valuation allowance for losses incurred by Keno Hill during the year.

The above items were partly offset by:

  A decrease in exploration and pre-development expense of $13.5 million due to lower spend at Casa Berardi, Mexico, and Nevada sites, partially offset by higher spend at Greens Creek and Keno Hill.
  Fair value adjustments, net, changed from a loss to a gain, increasing by $7.6 million, reflecting unrealized gains on our marketable securities portfolio and de-designated hedging contracts.
  Other operating income of $1.4 million, compared to other operating expense of $6.3 million, reflecting the receipt of $5.9 million from an insurance settlement (unrelated to Lucky Friday).

Consolidated silver total cost of sales in 2023 was $379.6 million and increased by 9% from the prior year, primarily due to the temporary suspension of production at Lucky Friday during the year offset by higher labor and maintenance costs at Greens Creek. Cash costs and AISC per silver ounce, each after by-product credits, were $3.23 and $11.76, respectively, and increased over the prior year primarily due to lower by-product credits (primarily lower lead and zinc production and lower realized prices for zinc) and lower silver production.3,4

Consolidated gold total cost of sales decreased by 10% to $227.7 million primarily due to lower production costs at Casa Berardi as the underground East Mine ceased production given the strategic change announced in August to transition to a surface only operation with underground operations expected to be completed in mid-2024. Cash costs and AISC per gold ounce, each after by-product credits, were $1,652 and $2,048, respectively and increased over the prior year as lower gold production offset lower production costs and sustaining capital investment.3,4

Adjusted EBITDA for the year was $212.6 million, in line with the prior year. The ratio of net debt to adjusted EBITDA increased to 2.6 due to higher net debt attributable to draws on the credit facility and the use of cash reflecting the Company's investment in Keno Hill's development, and the temporary suspension of operations at the Lucky Friday.1 Cash and cash equivalents at the end of the fourth quarter were $106.4 million and included $128 million drawn on the revolving credit facility.

Cash provided by operating activities was $75.5 million and decreased by $14.4 million from the prior year primarily due to higher ramp-up and suspension costs and unfavorable working capital changes.

Capital expenditures, net of finance leases, were $223.9 million in 2023, compared to $149.4 million in 2022. The increase was due to (i) higher capital investment at Casa Berardi, primarily for tailings construction activities and mobile equipment purchases for the open pit operations, (ii) mine development and infrastructure projects at Keno Hill, (iii) restart plans to establish an alternative secondary escapeway as a result of the fire and completion of the service hoist and the coarse ore bunker at Lucky Friday and (iv) other sustaining capital projects at Greens Creek.

Free cash flow for the year was negative $148.4 million, compared to negative $59.5 million in the prior year, with the decrease primarily due to higher capital expenditures.2

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On December 31, 2023, the Company had contracts covering approximately 50% of the forecasted payable lead production from 2024 - 2025 at an average price of $0.98 per pound.

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. At December 31, 2023, the Company had hedged approximately 60% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.32. The Company has also hedged approximately 26% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.35.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY-2023	FY-2022
GREENS CREEK
Tons of ore processed	220,186	228,978	232,465	233,167	230,225	914,796	881,445
Total production cost per ton	$223.98	$200.30	$194.94	$198.60	$211.29	$204.20	$196.73
Ore grade milled - Silver (oz./ton)	12.9	13.1	12.8	14.4	13.1	13.3	13.6
Ore grade milled - Gold (oz./ton)	0.09	0.09	0.10	0.08	0.08	0.09	0.08
Ore grade milled - Lead (%)	2.8	2.5	2.5	2.6	2.6	2.6	2.7
Ore grade milled - Zinc (%)	6.5	6.5	6.5	6.0	6.7	6.4	6.7
Silver produced (oz.)	2,260,027	2,343,192	2,355,674	2,772,859	2,433,275	9,731,752	9,741,935
Gold produced (oz.)	14,651	15,010	16,351	14,884	12,989	60,896	48,216
Lead produced (tons)	4,910	4,740	4,726	5,202	4,985	19,578	19,480
Zinc produced (tons)	12,535	13,224	13,255	12,482	13,842	51,496	52,312
Sales	$93,543	$96,459	$95,891	$98,611	$95,374	$384,504	$335,062
Total cost of sales	$(70,231)	$(60,322)	$(63,054)	$(66,288)	$(70,075)	$(259,895)	$(232,718)
Gross profit	$23,312	$36,137	$32,837	$32,323	$25,299	$124,609	$102,344
Cash flow from operations	$34,576	$36,101	$43,302	$43,346	$44,769	$157,325	$150,621
Exploration	$1,324	$4,283	$1,760	$448	$1,050	$7,815	$5,920
Capital additions	$(15,996)	$(12,060)	$(8,828)	$(6,658)	$(12,150)	$(43,542)	$(36,898)
Free cash flow [2]	$19,904	$28,324	$36,234	$37,136	$33,669	$121,598	$119,643
Cash cost per ounce, after by-product credits [3]	$4.94	$3.04	$1.33	$1.16	$4.26	$2.53	$0.70
AISC per ounce, after by-product credits [4]	$12.00	$8.18	$5.34	$3.82	$8.61	$7.14	$5.17

Greens Creek produced 9.7 million ounces of silver in 2023, in line with the prior year. Gold production increased 26% to 60,896 ounces due to higher throughput and grades. Lead production was consistent with the prior year while zinc production declined 2% due to lower grades. The mine achieved record throughput, which has increased 25% since the Company became the operator in 2008.

Sales in the fourth quarter were $93.5 million, a decrease of 3% over the prior quarter, as higher realized gold prices and higher silver and lead sales volumes were offset by lower gold and zinc sales volumes and lower realized silver prices. Total cost of sales was $70.2 million, an increase of 16% over the prior quarter primarily due to higher production costs attributable to higher labor costs, increased fuel usage following three significant weather events that resulted in twelve days of lost production during the fourth quarter, and higher maintenance costs. Cash costs and AISC per silver ounce, each after by-product credits, were $4.94 and $12.00 and increased over the prior quarter primarily due to lower base metal by-product credits (primarily zinc due to lower production), higher production costs and lower silver production. Increased AISC per silver ounce after by-product credits was attributable to higher sustaining capital investment of $15.2 million ($11.3 million in the prior quarter) due to the timing of equipment purchases and surface projects.3,4 Cash flow from operations was $34.6 million, in line with the prior quarter. Capital investment was $16.0 million during the quarter, an increase of $3.9 million over the prior quarter due to the timing of equipment purchases and planned construction projects. Free cash flow for the quarter was $19.9 million, a decrease over the prior quarter due to higher capital investment.

Sales in 2023 were $384.5 million, an increase of 15% compared to the prior year as higher realized precious metals prices and higher gold volumes were partially offset by lower silver and zinc sales volumes. Total cost of sales increased 12% to $259.9 million due to higher labor costs, higher consumable volumes to support record throughput in 2023, and related higher mill and equipment maintenance costs. Cash costs and AISC per silver ounce (each after by-product credits) were $2.53 and $7.14, respectively, higher than the prior year due to the abovementioned reasons.3,4 The increase in AISC was also impacted by higher planned sustaining capital investments during the year. Cash flow from operations for the year was $157.3 million and increased 4% over the prior year. Free cash flow generation for the year was $121.6 million and increased 2% over the prior year as higher sales were partially offset by higher costs and capital investment. 2

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY-2023	FY-2022
LUCKY FRIDAY
Tons of ore processed	5,164	36,619	94,043	95,303	90,935	231,129	356,907
Total production cost per ton	$201.42	$191.81	$248.65	$210.72	$232.73	$218.45	$223.55
Ore grade milled - Silver (oz./ton)	12.7	13.6	14.3	13.8	14.0	14.0	13.0
Ore grade milled - Lead (%)	8.0	8.6	9.1	8.8	9.1	8.9	8.7
Ore grade milled - Zinc (%)	3.5	3.5	4.2	4.1	4.1	4.1	3.9
Silver produced (oz.)	61,575	475,414	1,286,666	1,262,464	1,224,199	3,086,119	4,412,764
Lead produced (tons)	372	2,957	8,180	8,034	7,934	19,543	29,233
Zinc produced (tons)	134	1,159	3,338	3,313	3,335	7,944	12,436
Sales	$3,117	$21,409	$42,648	$49,110	$45,434	$116,284	$147,814
Total cost of sales	$(3,117)	$(14,344)	$(32,190)	$(34,534)	$(32,819)	$(84,185)	$(116,598)
Gross profit	$—	$7,065	$10,458	$14,576	$12,615	$32,099	$31,216
Cash flow from operations	$(7,982)	$515	$18,893	$46,132	$(7,437)	$57,558	$37,813
Capital additions	$(18,819)	$(15,494)	$(16,317)	$(14,707)	$(13,714)	$(65,337)	$(50,992)
Free cash flow [2]	$(26,801)	$(14,979)	$2,576	$31,425	$(21,151)	$(7,779)	$(13,179)
Cash cost per ounce, after by-product credits [3]	N/A	$4.74	$6.96	$4.30	$5.82	$5.51	$5.06
AISC per ounce, after by-product credits [4]	N/A	$10.63	$14.24	$10.69	$12.88	$12.21	$12.86

Lucky Friday produced 3.1 million ounces of silver for the year, a decrease of 30% over the prior year due to the suspension of production beginning in August through the end of the year due to a fire in the secondary escapeway (#2 shaft).

The mine restarted production on January 9, 2024 and is expected to ramp-up to full production in the first quarter of 2024. The work executed to resume production was completed on schedule and within cost expectations (approximately $12 million). This work involved developing a new secondary egress consisting of a ramp of 1,600 feet and a 290-foot vertical escapeway. The Company has property and business interruption insurance, with an applicable underground sublimit coverage of $50 million, which is expected to cover a majority of the expenses and business interruption (net of the deductibles). The first insurance payment has been received and the Company expects to receive remaining insurance payments through the year.

Sales in 2023 were $116.3 million, a decrease of 21% over the prior year due to lower production and sales volumes. Gross profit in 2023 was $32.1 million, an increase of 3% over 2022, due to higher realized silver and lead prices and higher production prior to the suspension of production. Cash flow from operations for the year was $57.6 million, an increase of 52% over the prior year due to favorable working capital changes, which included a $31 million reduction in accounts receivable. Capital investment, net of leases, for the year was $65.3 million, compared to $50.9 million in the prior year with the increase attributable to production restart work to reestablish the secondary egress, construction of the coarse ore bunker, which allows a stockpile of ore to be stored on surface, and the service hoist project. Free cash flow was negative $7.8 million due to increased capital investment for the year that offset higher cash flow from operations.2

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY-2023	FY-2022
CASA BERARDI
Tons of ore processed - underground	104,002	112,544	94,124	110,245	160,150	420,915	660,550
Tons of ore processed - open pit	251,009	231,075	224,580	318,909	250,883	1,025,573	928,189
Tons of ore processed - total	355,011	343,619	318,704	429,154	411,033	1,446,488	1,588,739
Surface tons mined - ore and waste	4,639,770	3,574,391	2,461,196	2,136,993	2,657,638	12,812,350	9,522,295
Total production cost per ton	$108.20	$103.75	$97.69	$107.95	$125.75	$104.75	$117.89
Ore grade milled - Gold (oz./ton) - underground	0.11	0.13	0.14	0.13	0.15	0.11	0.16
Ore grade milled - Gold (oz./ton) - open pit	0.05	0.06	0.04	0.05	0.05	0.04	0.05
Ore grade milled - Gold (oz./ton) - combined	0.07	0.08	0.07	0.07	0.09	0.07	0.09
Gold produced (oz.) - underground	11,206	12,416	10,226	11,788	20,365	45,636	84,786
Gold produced (oz.) - open pit	11,311	11,843	8,675	12,898	10,344	44,727	42,804
Gold produced (oz.) - total	22,517	24,259	18,901	24,686	30,709	90,363	127,590
Silver produced (oz.) - total	5,730	5,084	5,956	5,645	5,960	22,415	28,289
Sales	$42,822	$46,912	$36,946	$50,998	$53,458	$177,678	$235,136
Total cost of sales	$(58,945)	$(56,822)	$(42,576)	$(62,998)	$(65,328)	$(221,341)	$(248,898)
Gross (loss) profit	$(16,123)	$(9,910)	$(5,630)	$(12,000)	$(11,870)	$(43,663)	$(13,762)
Cash flow from (used in) operations	$3,136	$7,877	$(8,148)	$(684)	$10,188	$2,181	$34,415
Exploration	$635	$1,482	$1,107	$1,054	$1,637	$4,278	$8,237
Capital additions	$(15,929)	$(16,225)	$(20,816)	$(17,086)	$(12,995)	$(70,056)	$(39,667)
Free cash flow [2]	$(12,158)	$(6,866)	$(27,857)	$(16,716)	$(1,170)	$(63,597)	$2,985
Cash cost per ounce, after by-product credits [3]	$1,702	$1,475	$1,658	$1,775	$1,696	$1,652	$1,478
AISC per ounce, after by-product credits [4]	$1,969	$1,695	$2,147	$2,392	$2,075	$2,048	$1,773

Casa Berardi produced 90,363 ounces of gold in 2023, a decrease of 29% over the prior year due to wildfire-related closures in June and lower underground tonnage mined, reflecting the decision to halt underground mining in the East Mine as part of the strategic change announced in August to transition to a surface operation by mid-2024. Open pit tons moved during the year set a record as the first phase of the in-house equipment fleet was commissioned.

Sales in the fourth quarter were $42.8 million, a 9% decrease over the prior quarter due to lower gold sales volumes. Total cost of sales was $58.9 million, an increase of 4% over the prior quarter, attributable to higher production costs and an increase in non-cash depreciation, depletion, and amortization expense due to amortizing the underground mine assets over a shorter useful life as the mine transitions to a surface only operation. Cash costs and AISC per gold ounce, each after by-product credits, were $1,702 and $1,969, respectively, and increased over the prior quarter due to higher production costs attributable to higher ore and waste tons mined and milled during the quarter and lower gold production.3,4 Cash flow from operations was $3.1 million and decreased over the prior quarter due to lower sales and higher costs. Capital investment for the quarter was $15.9 million, with $5.8 million and $10.1 million in sustaining and non-sustaining capital investment, respectively. Non-sustaining capital was primarily related to construction costs for tailings facilities. Free cash flow for the quarter was negative $12.2 million and decreased over the prior quarter due to lower cash flow from operations.2

Sales for 2023 were $177.7 million and decreased 24% over the prior year due to lower gold production partially offset by higher gold prices. Full-year total cost of sales was $221.3 million and decreased 11% year over year due to lower production costs attributable to lower underground production. Cash costs and AISC per gold ounce, each after by-product credits, were $1,652 and $2,048, respectively.3,4 The year over year increase in cash costs and AISC per gold ounce was primarily attributable to lower gold production in 2023. Cash flow from operations for the year was $2.2 million. Capital investment increased to $70.1 million primarily due to purchases of new surface fleet equipment as the mine transitions from an underground to an open pit operation and the construction of tailings storage facilities.

The Company expects to file a revised Technical Report Summary for Casa Berardi with its Annual Report on Form 10-K on February 15, 2024. The Technical Report Summary projects (1) a 14-year open pit mine life, (2) life of mine gold production of 1.27 million ounces at an average grade of 0.08 opt (2.75 grams per tonne), and (3) capital of $498 million. The mine's after-tax NPV (5%) is estimated at $347 million at a gold price assumption of $1,950/oz.

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY-2023
KENO HILL
Tons of ore processed	19,651	24,616	12,064	—	56,331
Total production cost per ton	$145.36	$88.97	$202.66	$—	$153.64
Ore grade milled - Silver (oz./ton)	31.7	33.0	20.2	—	27.7
Ore grade milled - Lead (%)	2.6	2.4	2.5	—	2.3
Ore grade milled - Zinc (%)	1.6	2.5	4.1	—	2.5
Silver produced (oz.)	608,301	710,012	184,264	—	1,502,577
Lead produced (tons)	481	327	417	—	1,225
Zinc produced (tons)	396	252	691	—	1,339
Sales	$17,936	$16,001	$1,581	—	$35,518
Total cost of sales	$(17,936)	$(16,001)	$(1,581)	—	$(35,518)
Gross profit	$—	$—	$—	$—	$—
Cash flow from operations	$1,181	$(6,200)	$(12,900)	$(6,324)	$(24,243)
Exploration	$1,548	$1,653	$1,039	$437	$4,677
Capital additions	$(12,549)	$(11,498)	$(3,505)	$(17,120)	$(44,672)
Free cash flow [2]	$(9,820)	$(16,045)	$(15,366)	$(23,007)	$(64,238)

Keno Hill continued ramping up production and produced 1.5 million ounces of silver in 2023. Tonnage mined was constrained during the year by delays in infrastructure construction which impacted development rates and resulted in a slower ramp-up. Capital investment in 2023 totaled $44.7 million and comprised key infrastructure projects, including the shotcrete plant, cemented rock fill plant, and upgrades to mill infrastructure, including the secondary crushing circuit. The Company has executed a safety action plan, which will be executed over the year and will focus on training, supervision, mining practices, and implementation of safety processes.

The Company expects to file its initial Technical Report Summary for Keno Hill with its Annual Report on Form 10-K on February 15, 2024. The Technical Report Summary projects an 11-year reserve mine life and life of mine silver production of 53 million ounces at an average grade of 26.6 ounces per ton. 5-year average silver production is expected to be 4.4 million ounces as throughput is expected to increase to 600 tpd in 2028. The mine's after-tax NPV (5%) is estimated at $305 million at a silver price assumption of $22/oz.

Keno Hill is expected to produce 2.7-3.0 million ounces of silver in 2024 as the mine ramps up production. Expenditures on production costs, excluding depreciation, are expected to be $15-$17 million per quarter. The Company will provide guidance for cash costs and AISC per silver ounce, each after by-product credits, once the mine reaches commercial production which is expected during the year.

Keno Hill's silver reserves at year-end 2023 were 55 million ounces and have increased by 45% over the reserves identified at the time of acquisition in September 2022. In addition, measured and indicated resources increased by 5%, and inferred resources increased by 25% over the prior year.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $7.0 million for the fourth quarter and $32.5 million for the entire year. During the fourth quarter, exploration activities focused on targets at Keno Hill, Greens Creek, and Casa Berardi.

For the year ended 2023, the Company reported silver reserves of 238 million ounces, the second highest in the Company's history and 1% lower than 2022. A breakdown of the Company's reserves and resources is located in Table A at the end of this news release.

For further details on the Company's 2023 exploration and pre-development program and 2024 planned expenditures as well as reserves and resources at year-end 2023, please refer to the news release entitled "Hecla Reports Exploration Results and Reserves" released on February 13, 2024.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about March 25, 2024, to stockholders of record on March 12, 2024. The fourth quarter realized silver price was $23.47, satisfying the criterion for the Company’s common stock silver-linked dividend policy component.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about April 1, 2024, to stockholders of record on March 15, 2024.

2024 GUIDANCE 6

The Company is providing a three-year production outlook and 2024 estimates of costs, capital and exploration, and pre-development expenses.

Consolidated silver production is expected to increase to 16.5-17.5 million ounces in 2024 and increase by 30% (compared to 2023) to 18.0-20.0 million ounces by 2026. Greens Creek's silver production is expected to decrease in 2024 due to expected lower silver mined grades attributable to mine sequencing, which is also expected to result in lower gold and higher zinc production. Lucky Friday's silver production guidance is 5.0-5.3 million ounces, with the ramp up to full production expected to be complete in the first quarter. Silver production from Keno Hill is forecasted to be 2.7-3.0 million ounces as the mine ramps up production during the year.

Consolidated gold production is expected to decrease to 121-133 thousand ounces, primarily due to Casa Berardi as the mine transitions to a surface only operation during the year.

2024 and Three Year Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
2024 Greens Creek *	8.8 - 9.2	46.0 - 51.0	21.0 - 21.5	235 - 245
2024 Lucky Friday *	5.0 - 5.3	N/A	9.5 - 10.0	110 - 115
2024 Casa Berardi	N/A	75.0 - 82.0	6.5 - 7.2	75 - 82
2024 Keno Hill*	2.7 - 3.0	N/A	3.0 - 3.5	36 - 40

2024 Total	16.5 - 17.5	121.0 - 133.0	40.0 - 42.2	455 - 482
2025 Total	17.0 - 18.5	110.0 - 125.0	39.0 - 42.0	445 - 485
2026 Total	18.0 - 20.0	110.0 - 120.0	40.0 - 43.0	465 - 495
* Equivalent ounces include Lead and Zinc production

2024 Cost Guidance

At Greens Creek, guidance for cash costs per silver ounce (after by-product credits) is higher compared to 2023 due to expected lower silver production year over year. The increase in guidance for AISC for the mine per silver ounce (after by-product credits) is attributable to planned higher capital investment. At Lucky Friday, cost guidance reflects a full year of production. At Keno Hill, expenditures on production costs, excluding depreciation, are expected to be $15-$17 million per quarter. The Company will provide guidance for cash costs and AISC per silver ounce, each after by-product credits, once the mine reaches commercial production, which is expected to occur during the year.

At Casa Berardi, guidance for cash costs and AISC per gold ounce, each after by-product credits, reflects the closure of underground operations in mid-2024 and transition to an open-pit only operation.

	Total costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	252	$3.50 - $4.00	$9.50 - $10.25
Lucky Friday	130	$2.50 - $3.25	$10.50 - 12.25
Total Silver	382	$3.00 - $3.75	$13.00 - $14.50
Casa Berardi	200	$1,500 - $1,700	$1,750 - $1,975

2024 Capital and Exploration Guidance

Consolidated capital investment is expected to trend lower in 2024 at all operations except Greens Creek. Greens Creek's increased capital investment is primarily attributable to increased capital development and mobile equipment purchases. Expected capital investment at Keno Hill comprises mine development, mobile equipment, and mine infrastructure projects, including a paste backfill plant. Capital investment at Lucky Friday is expected to decrease as a result of the completion of critical projects (coarse ore bunker to increase stockpile capacity, service hoist to increase mine throughput, and establishment of an alternative secondary escapeway for production restart) in 2023. Casa Berardi's growth capital investment includes capitalization of certain tailings construction costs.

Guidance for 2024 exploration is $25 million with Greens Creek and Keno Hill expected to account for 35% and 25% of the expected spend, respectively.

(millions)	Total	Sustaining	Growth
2024 Total Capital expenditures	$190 - $210	$122 - $132	$68 - $78
Greens Creek	$59 - $63	$56 - $58	$3 - $5
Lucky Friday	$45 - $50	$42 - $45	$3 - $5
Casa Berardi	$56 - $63	$14 - $17	$42 - $46
Keno Hill	$30 - $34	$10 - $12	$20 - $22
2024 Exploration	$25
2024 Pre-Development	$6.5

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Thursday, February 15, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/758455261 or www.hecla.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Thursday, February 15, from 12:00 p.m. to 1:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2024-feb-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation. Management believes this measurement provides an indication of economic performance and efficiency at each location and on a consolidated basis, as well as providing a meaningful basis to compare Company results to those of other mining companies and other operating mining properties.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2024 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $1,950/oz, Ag $22.50/oz, Zn $1.20/lb, and Pb 0.95$/lb. Numbers are rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2024 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) the projections contained in the Technical Report Summary for each of Casa Berardi and Keno Hill; (ii) Lucky Friday is expected to ramp-up to full production in the first quarter of 2024; (iii) approximately $50 million in proceeds from the Company's property insurance policy will be collected in 2024; (iv) Keno Hill's production will increase over time; (v) the Company expects to pay down on its revolving credit facility in 2024; (vi) the Company expects all four of its mines to be in operation in 2024; (vii) the Company expects silver production to increase by 15-20% in 2024, and by 30% by 2026; (viii) Casa Berardi will be a full surface operation by mid-2024; (ix) the Company will soon be Canada's largest silver producer; (x) mine-specific and Company-wide 2024 estimates of future production, and 2025 and 2026 estimates of future production Company-wide; (xi)total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) for Greens Creek, Lucky Friday and Casa Berardi; and (xii) Company-wide estimated spending on capital, exploration and pre-development for 2024. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on any of our assets; and (xi) inflation causes our costs to rise more than we currently expect. For a more detailed discussion of such risks and other factors, see the Company’s 2023 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. We report reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because we are a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for each of the Company’s Greens Creek and Lucky Friday properties are filed as exhibits 96.1 and 96.2 respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and are available at www.sec.gov. A Technical Report Summary for each of the Company’s Casa Berardi and Keno Hill properties will be filed as exhibits 96.3 and 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed on February 15, 2024 and will then be available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi will be contained in its Technical Report Summary titled “Technical Report Summary on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023 and are contained in its NI 43-101 technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018, (iv) Keno Hill will be contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and are contained its NI 43-101 technical report titled “Technical Report on Updated Mineral Resource and Reserve Estimate of the Keno Hill Silver District” effective date April 1, 2021, and (v) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included or to be included in each technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Consolidated Statements of Loss (dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Sales	$160,690	$181,906	$720,227	$718,905
Cost of sales and other direct production costs	112,988	112,212	458,504	458,811
Depreciation, depletion and amortization	40,837	36,217	148,774	143,938
Total cost of sales	153,825	148,429	607,278	602,749
Gross profit	6,865	33,477	112,949	116,156

Other operating expenses:
General and administrative	12,273	7,596	42,722	43,384
Exploration and pre-development	6,966	13,686	32,512	46,041
Ramp-up and suspension costs	27,568	21,025	76,252	24,114
Provision for closed operations and environmental matters	1,164	2,256	7,575	8,793
Other operating (income) expense	1,291	1,555	(1,438)	6,262
	49,262	46,118	157,623	128,594
Loss from operations	(42,397)	(12,641)	(44,674)	(12,438)
Other (expense) income:
Interest expense	(12,133)	(10,710)	(43,319)	(42,793)
Fair value adjustments, net	8,699	(6,397)	2,925	(4,723)
Foreign exchange (loss) gain	(4,244)	4,176	(3,810)	7,211
Other income	1,458	1,657	5,883	7,829
	(6,220)	(11,274)	(38,321)	(32,476)
Loss before income and mining taxes	(48,617)	(23,915)	(82,995)	(44,914)
Income and mining tax benefit (provision)	5,682	1,500	(1,222)	7,566
Net loss	(42,935)	(22,415)	(84,217)	(37,348)
Preferred stock dividends	(138)	(138)	(552)	(552)
Net loss applicable to common stockholders	$(43,073)	$(22,553)	$(84,769)	$(37,900)
Basic and diluted loss per common share after preferred dividends	$(0.07)	$(0.04)	$(0.14)	$(0.07)
Weighted average number of common shares outstanding basic	610,547	607,896	605,668	557,344
Weighted average number of common shares outstanding diluted	610,547	607,896	605,668	557,344

HECLA MINING COMPANY Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
OPERATING ACTIVITIES
Net loss	$(42,935)	$(22,415)	$(84,217)	$(37,348)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	51,967	37,095	163,672	145,147
Inventory adjustments	4,487	8,814	20,819	2,646
Fair value adjustments, net	(8,699)	6,397	(2,925)	24,182
Provision for reclamation and closure costs	1,853	2,477	9,658	9,572
Stock-based compensation	1,476	2,434	6,598	6,012
Deferred income taxes	(6,910)	(3,790)	(6,115)	(25,546)
Foreign exchange loss (gain)	4,244	(4,241)	3,810	(9,210)
Other non-cash items, net	1,470	50	3,094	3,736
Change in assets and liabilities:
Accounts receivable	113	(3,544)	25,133	8,669
Inventories	304	(6,218)	(24,035)	(18,230)
Other current and non-current assets	(17,411)	18	(32,456)	(12,388)
Accounts payable, accrued and other current liabilities	2,987	(2,532)	598	(24,981)
Accrued payroll and related benefits	6,262	(1,701)	(4,982)	13,732
Accrued taxes	437	(923)	(571)	(7,927)
Accrued reclamation and closure costs and other non-current liabilities	1,239	(1,686)	(2,582)	11,824
Cash provided by operating activities	884	10,235	75,499	89,890
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(62,622)	(55,354)	(223,887)	(149,378)
Proceeds from sale or exchange of investments	—	—	—	9,375
Proceeds from disposition of properties, plants, equipment and mineral interests	1,169	80	1,329	748
Purchases of investments	(7,209)	(1,753)	(8,962)	(31,971)
Acquisition, net	228	—	228	8,953
Pre-acquisition advance to Alexco	—	—	—	(25,000)
Net cash used in investing activities	(68,434)	(57,027)	(231,292)	(187,273)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	30,796	—	56,684	17,278
Acquisition of treasury shares	—	—	(2,036)	(3,677)
Borrowing of debt	120,000	63,000	239,000	25,000
Repayment of debt	(72,000)	(14,000)	(111,000)	(25,000)
Dividends paid to common and preferred stockholders	(3,958)	(3,947)	(15,713)	(12,932)
Credit facility feed paid	—	—	—	(536)
Repayments of finance leases	(2,615)	(3,225)	(10,605)	(7,633)
Net cash provided by (used in) financing activities	72,223	41,828	156,330	(7,500)
Effect of exchange rates on cash	1,018	(1,140)	1,095	(273)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	5,691	(6,104)	1,632	(105,156)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	101,848	107,952	105,907	211,063
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$107,539	$101,848	$107,539	$105,907

HECLA MINING COMPANY Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$106,374	$104,743
Accounts receivable	33,116	55,841
Inventories	93,647	90,672
Other current assets	27,125	16,471
Total current assets	260,262	267,727
Investments	33,724	24,018
Restricted cash and cash equivalents	1,165	1,164
Properties, plants, equipment and mineral interests, net	2,666,250	2,569,790
Operating lease right-of-use assets	8,349	11,064
Deferred tax assets	2,883	21,105
Other non-current assets	38,471	32,304
Total assets	$3,011,104	$2,927,172

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$81,737	$84,747
Accrued payroll and related benefits	28,240	37,579
Accrued taxes	3,501	4,030
Finance leases	9,752	9,483
Accrued reclamation and closure costs	9,660	8,591
Accrued interest	14,405	14,454
Derivative liabilities	1,144	16,125
Other current liabilities	9,021	3,457
Total current liabilities	157,460	178,466
Accrued reclamation and closure costs	110,797	108,408
Long-term debt including finance leases	653,063	517,742
Deferred tax liability	104,835	125,846
Derivatives liabilities	364	6,066
Other non-current liabilities	16,481	11,677
Total liabilities	1,043,000	948,205

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	156,076	151,819
Capital surplus	2,343,747	2,260,290
Accumulated deficit	(503,861)	(403,931)
Accumulated other comprehensive income, net	5,837	2,448
Treasury stock	(33,734)	(31,698)
Total stockholders’ equity	1,968,104	1,978,967
Total liabilities and stockholders’ equity	$3,011,104	$2,927,172
Common shares outstanding	624,647	607,620

Non-GAAP Measures
(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three and twelve month periods ended December 31, 2023 and 2022, the three month periods ended March 31, 2023, June 30, 2023 and September 30, 2023 and for estimated amounts for the twelve months ended December 31, 2024.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2023					Three Months Ended September 30, 2023					Twelve Months Ended December 31, 2023					Twelve Months Ended December 31, 2022 (5)
	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver
Total cost of sales	$70,231	$3,117	$17,936	$—	$91,284	$60,322	$14,344	$16,001	$—	$90,667	$259,895	$84,185	$35,518	$—	$379,598	$232,718	$116,598	$—	$349,316
Depreciation, depletion and amortization	(15,438)	(584)	(2,068)	—	(18,090)	(11,015)	(4,306)	(1,948)	—	(17,269)	(53,995)	(24,325)	(4,277)	—	(82,597)	(48,911)	(33,704)	—	(82,615)
Treatment costs	9,873	149	(76)	—	9,946	10,369	1,368	1,033	—	12,770	40,987	10,981	1,070	—	53,038	37,836	18,605	—	56,441
Change in product inventory	(1,787)	(1,851)	—	—	(3,638)	377	(2,450)	—	—	(2,073)	(4,266)	(5,164)	—	—	(9,430)	5,885	2,049	—	7,934
Reclamation and other costs	(534)	—	—	—	(534)	(348)	(168)	—	—	(516)	(748)	(826)	—	—	(1,574)	(1,489)	(1,034)	—	(2,523)
Exclusion of Lucky Friday cash costs (8)	—	(831)	—	—	(831)	—	(20)	—	—	(20)	—	(851)	—	—	(851)	—	—	—	—
Exclusion of Keno Hill cash costs (6)	—	—	(15,792)	—	(15,792)	—	—	(15,086)	—	(15,086)	—	—	(32,311)	—	(32,311)	—	—	—	—
Cash Cost, Before By-product Credits (1)	62,345	—	—	—	62,345	59,705	8,768	—	—	68,473	241,873	64,000	—	—	305,873	226,039	102,514	—	328,553
Reclamation and other costs	723	—	—	—	723	722	101	—	—	823	2,889	671	—	—	3,560	2,821	1,128	—	3,949
Sustaining capital	15,249	14,768	—	97	30,114	11,330	7,386	—	237	18,953	41,935	39,019	—	928	81,882	40,705	33,306	334	74,345
Exclusion of Lucky Friday sustaining costs (8)	—	(14,768)	—	—	(14,768)	—	(4,934)	—	—	(4,934)	—	(19,702)	—	—	(19,702)	—	—	—	—
General and administrative	—	—	—	12,273	12,273	—	—	—	7,596	7,596	—	—	—	42,722	42,722	—	—	43,384	43,384
AISC, Before By-product Credits (1)	78,317	—	—	12,370	90,687	71,757	11,321	—	7,833	90,911	286,697	83,988	—	43,650	414,335	269,565	136,948	43,718	450,231
By-product credits:
Zinc	(18,499)	(223)	—	—	(18,722)	(20,027)	(2,019)	—	—	(22,046)	(83,454)	(14,507)	—	—	(97,961)	(113,835)	(27,607)	—	(141,442)
Gold	(25,418)	—	—	—	(25,418)	(25,344)	—	—	—	(25,344)	(104,507)	—	—	—	(104,507)	(75,596)	—	—	(75,596)
Lead	(7,282)	(667)	—	—	(7,949)	(7,201)	(5,368)	—	—	(12,569)	(29,284)	(34,620)	—	—	(63,904)	(29,800)	(52,568)	—	(82,368)
Exclusion of Lucky Friday byproduct credits (8)	—	890	—	—	890	—	676	—	—	676	—	1,566	—	—	1,566	—	—	—	—
Total By-product credits	(51,199)	—	—	—	(51,199)	(52,572)	(6,711)	—	—	(59,283)	(217,245)	(47,561)	—	—	(264,806)	(219,231)	(80,175)	—	(299,406)
Cash Cost, After By-product Credits	$11,146	$—	$—	$—	$11,146	$7,133	$2,057	$—	$—	$9,190	$24,628	$16,439	$—	$—	$41,067	$6,808	$22,339	$—	$29,147
AISC, After By-product Credits	$27,118	$—	$—	$12,370	$39,488	$19,185	$4,610	$—	$7,833	$31,628	$69,452	$36,427	$—	$43,650	$149,529	$50,334	$56,773	$43,718	$150,825
Ounces produced	$2,260	$62			2,322	2,343	475			2,818	$9,732	$3,086			12,818	9,742	4,413		14,155
Exclusion of Lucky Friday ounces produced (8)	—	(62)			(62)	—	(41)			(41)	—	(103)			(103)	—	0		—
Divided by ounces produced	2,260	—			2,260	2,343	434			2,777	9,732	2,983			12,715	9,742	4,413		14,155
Cash Cost, Before By-product Credits, per Silver Ounce	$27.59	N/A			$27.59	$25.48	$20.20			$24.66	$24.85	$21.45			$24.06	$23.20	$23.23		$23.21
By-product credits per ounce	(22.65)	N/A			(22.65)	(22.44)	(15.46)			(21.35)	(22.32)	(15.94)			(20.83)	(22.50)	(18.17)		(21.15)
Cash Cost, After By-product Credits, per Silver Ounce	$4.94	N/A			$4.94	$3.04	$4.74			$3.31	$2.53	$5.51			$3.23	$0.70	$5.06		$2.06
AISC, Before By-product Credits, per Silver Ounce	$34.65	N/A			$40.13	$30.62	$26.09			$32.74	$29.46	$28.15			$32.59	$27.67	$31.03		$31.81
By-product credits per ounce	(22.65)	N/A			(22.65)	(22.44)	(15.46)			(21.35)	(22.32)	(15.94)			(20.83)	(22.50)	(18.17)		(21.15)
AISC, After By-product Credits, per Silver Ounce	$12.00	N/A			$17.48	$8.18	$10.63			$11.39	$7.14	$12.21			$11.76	$5.17	$12.86		$10.66

In thousands (except per ounce amounts)	Three Months Ended December 31, 2023			Three Months Ended September 30, 2023			Twelve Months Ended December 31, 2023			Twelve Months Ended December, 2022 (5)
	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa\ Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada\ Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold
Total cost of sales	$58,945	$3,596	$62,541	$56,822	$940	$57,762	$221,341	$6,339	$227,680	$248,898	$4,535	$253,433
Depreciation, depletion and amortization	(22,749)	2	(22,747)	(18,980)	32	(18,948)	(66,037)	(140)	(66,177)	(60,962)	(361)	(61,323)
Treatment costs	37	—	37	254	—	254	1,109	—	1,109	1,866	—	1,866
Change in product inventory	2,432	—	2,432	(1,977)	—	(1,977)	(2,913)	—	(2,913)	186	—	186
Reclamation and other costs	(216)	—	(216)	(219)	—	(219)	(871)	—	(871)	(819)	—	(819)
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	—	—	(2,851)	—	(2,851)	—	—	—
Exclusion of Nevada and Other costs	—	(3,598)	(3,598)	—	(972)	(972)	—	(6,199)	(6,199)	—	(4,174)	(4,174)
Cash Cost, Before By-product Credits (1)	38,449	—	38,449	35,900	—	35,900	149,778	—	149,778	189,169	—	189,169
Reclamation and other costs	216	—	216	219	—	219	871	—	871	819	—	819
Sustaining capital	5,796	—	5,796	5,133	—	5,133	34,971	—	34,971	36,883	—	36,883
AISC, Before By-product Credits (1)	44,461	—	44,461	41,252	—	41,252	185,620	—	185,620	226,871	—	226,871
By-product credits:
Silver	(132)	—	(132)	(119)	—	(119)	(522)	—	(522)	(610)	—	(610)
Total By-product credits	(132)	—	(132)	(119)	—	(119)	(522)	—	(522)	(610)	—	(610)
Cash Cost, After By-product Credits	$38,317	$—	$38,317	$35,781	$—	$35,781	$149,256	$—	$149,256	$188,559		$188,559
AISC, After By-product Credits	$44,329	$—	$44,329	$41,133	$—	$41,133	$185,098	$—	$185,098	$226,261		$226,261
Divided by gold ounces produced	23	—	23	24	—	24	90	—	90	128	—	128
Cash Cost, Before By-product Credits, per Gold Ounce	$1,708	$—	$1,708	$1,480	$—	$1,480	$1,658	$—	$1,658	$1,483	$—	$1,483
By-product credits per ounce	(6)	—	(6)	(5)	—	(5)	(6)	—	(6)	(5)	0	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,702	$—	$1,702	$1,475	$—	$1,475	$1,652	$—	$1,652	$1,478	$—	$1,478
AISC, Before By-product Credits, per Gold Ounce	$1,975	$—	$1,975	$1,700	$—	$1,700	$2,054	$—	$2,054	$1,778	$—	$1,778
By-product credits per ounce	(6)	—	(6)	(5)	—	(5)	(6)	—	(6)	(5)	0	(5)
AISC, After By-product Credits, per Gold Ounce	$1,969	$—	$1,969	$1,695	$—	$1,695	$2,048	$—	$2,048	$1,773	$—	$1,773

In thousands (except per ounce amounts)	Three Months Ended December 31, 2023			Three Months Ended September 30, 2023			Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$91,284	$62,541	$153,825	$90,667	$57,762	$148,429	$379,598	$227,680	$607,278	$349,316	$253,433	$602,749
Depreciation, depletion and amortization	(18,090)	(22,747)	(40,837)	(17,269)	(18,948)	(36,217)	(82,597)	(66,177)	(148,774)	(82,615)	(61,323)	(143,938)
Treatment costs	9,946	37	9,983	12,770	254	13,024	53,038	1,109	54,147	56,441	1,866	58,307
Change in product inventory	(3,638)	2,432	(1,206)	(2,073)	(1,977)	(4,050)	(9,430)	(2,913)	(12,343)	7,934	186	8,120
Reclamation and other costs	(534)	(216)	(750)	(516)	(219)	(735)	(1,574)	(871)	(2,445)	(2,523)	(819)	(3,342)
Exclusion of Lucky Friday cash costs (8)	(831)	—	(831)	(20)	—	(20)	(851)	—	(851)	—	—	—
Exclusion of Keno Hill cash costs (6)	(15,792)	—	(15,792)	(15,086)	—	(15,086)	(32,311)	—	(32,311)	—	—	—
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	—	—	—	(2,851)	(2,851)	—	—	—
Exclusion of Nevada and Other costs	—	(3,598)	(3,598)	—	(972)	(972)	—	(6,199)	(6,199)	—	(4,174)	(4,174)
Cash Cost, Before By-product Credits (1)	62,345	38,449	100,794	68,473	35,900	104,373	305,873	149,778	455,651	328,553	189,169	517,722
Reclamation and other costs	723	216	939	823	219	1,042	3,560	871	4,431	3,949	819	4,768
Sustaining capital	30,114	5,796	35,910	18,953	5,133	24,086	81,882	34,971	116,853	74,345	36,883	111,228
Exclusion of Lucky Friday sustaining costs (8)	(14,768)	—	(14,768)	(4,934)	—	(4,934)	(19,702)	—	(19,702)	—	—	—
General and administrative	12,273	—	12,273	7,596	—	7,596	42,722	—	42,722	43,384	—	43,384
AISC, Before By-product Credits (1)	90,687	44,461	135,148	90,911	41,252	132,163	414,335	185,620	599,955	450,231	226,871	677,102
By-product credits:
Zinc	(18,722)	—	(18,722)	(22,046)	—	(22,046)	(97,961)	—	(97,961)	(141,442)	—	(141,442)
Gold	(25,418)	—	(25,418)	(25,344)	—	(25,344)	(104,507)	—	(104,507)	(75,596)	—	(75,596)
Lead	(7,949)	—	(7,949)	(12,569)	—	(12,569)	(63,904)	—	(63,904)	(82,368)	—	(82,368)
Silver	—	(132)	(132)	—	(119)	(119)	—	(522)	(522)	—	(610)	(610)
Exclusion of Lucky Friday by-product credits (8)	890	—	890	676	—	676	1,566	—	1,566	—	—	—
Total By-product credits	(51,199)	(132)	(51,331)	(59,283)	(119)	(59,402)	(264,806)	(522)	(265,328)	(299,406)	(610)	(300,016)
Cash Cost, After By-product Credits	$11,146	$38,317	$49,463	$9,190	$35,781	$44,971	$41,067	$149,256	$190,323	$29,147	$188,559	$217,706
AISC, After By-product Credits	$39,488	$44,329	$83,817	$31,628	$41,133	$72,761	$149,529	$185,098	$334,627	$150,825	$226,261	$377,086
Ounces produced	2,322	23		2,818	24		12,818	90		14,155	128
Exclusion of Lucky Friday ounces produced (8)	(62)	—		(41)	—		(103)	—		—	—
Divided by ounces produced	2,260	23		2,777	24		12,715	90		14,155	128
Cash Cost, Before By-product Credits, per Ounce	$27.59	$1,708		$24.66	$1,480		$24.06	$1,658		$23.21	$1,483
By-product credits per ounce	(22.65)	(6)		(21.35)	(5)		(20.83)	(6)		(21.15)	(5)
Cash Cost, After By-product Credits, per Ounce	$4.94	$1,702		$3.31	$1,475		$3.23	$1,652		$2.06	$1,478
AISC, Before By-product Credits, per Ounce	$40.13	$1,975		$32.74	$1,700		$32.59	$2,054		$31.81	$1,778
By-product credits per ounce	(22.65)	(6)		(21.35)	(5)		(20.83)	(6)		(21.15)	(5)
AISC, After By-product Credits, per Ounce	$17.48	1,969		$11.39	1,695		$11.76	2,048		$10.66	1,773

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023 (5)					Three Months Ended March 31, 2023 (5)				Three Months Ended December 31, 2022 (5)
	Greens Creek	Lucky Friday	Keno Hill	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver
Total cost of sales	$63,054	$32,190	$1,581	$—	$96,825	$66,288	$34,534	$—	$100,822	$70,074	$32,819	$—	$102,893
Depreciation, depletion and amortization	(13,078)	(8,979)	(261)	—	(22,318)	(14,464)	(10,456)	—	(24,920)	(13,557)	(9,549)	—	(23,106)
Treatment costs	10,376	4,187	113	—	14,676	10,369	5,276	—	15,645	10,467	5,334	—	15,801
Change in product inventory	(1,242)	1,546		—	304	(1,614)	(2,409)	—	(4,023)	(4,014)	(571)	—	(4,585)
Reclamation and other costs	263	(250)		—	13	(129)	(408)	—	(537)	499	(265)	—	234
Exclusion of Keno Hill cash costs	—	—	(1,433)	—	(1,433)
Cash Cost, Before By-product Credits (1)	59,373	28,694	—	—	88,067	60,450	26,537	—	86,987	63,469	27,768	—	91,237
Reclamation and other costs	722	285	—	—	1,007	722	285	—	1,007	706	282	—	988
Sustaining capital	8,714	9,081	—	688	18,483	6,641	7,784	—	14,425	9,862	8,369	—	18,231
General and administrative	—	—	—	10,783	10,783	—	—	12,070	12,070	—	—	14,395	14,395
AISC, Before By-product Credits (1)	68,809	38,060	—	11,471	118,340	67,813	34,606	12,070	114,489	74,037	36,419	14,395	124,851
By-product credits:
Zinc	(20,923)	(5,448)	—	—	(26,371)	(24,005)	(6,816)	—	(30,821)	(26,112)	(6,249)	—	(32,361)
Gold	(28,458)	—	—	—	(28,458)	(25,286)	—	—	(25,286)	(19,630)	—	—	(19,630)
Lead	(6,860)	(14,287)	—	—	(21,147)	(7,942)	(14,299)	—	(22,241)	(7,351)	(14,392)	—	(21,743)
Total By-product credits	(56,241)	(19,735)	—	—	(75,976)	(57,233)	(21,115)	—	(78,348)	(53,093)	(20,641)	—	(73,734)
Cash Cost, After By-product Credits	$3,132	$8,959	$—	$—	$12,091	$3,217	$5,422	$—	$8,639	$10,376	$7,127	$—	$17,503
AISC, After By-product Credits	$12,568	$18,325	$—	$11,471	$42,364	$10,580	$13,491	$12,070	$36,141	$20,944	$15,778	$14,395	$51,117
Divided by ounces produced	2,356	1,287			3,642	2,773	1,262		4,035	2,433	1,224		3,657
Cash Cost, Before By-product Credits, per Silver Ounce	$25.20	$22.30			$24.18	$21.80	$21.03		$21.56	$26.08	$22.68		$24.95
By-product credits per ounce	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)
Cash Cost, After By-product Credits, per Silver Ounce	$1.33	$6.96			$3.32	$1.16	$4.30		$2.14	$4.26	$5.82		$4.79
AISC, Before By-product Credits, per Silver Ounce	$29.21	$29.58			$32.49	$24.46	$27.42		$28.38	$30.43	$29.74		$34.14
By-product credits per ounce	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)
AISC, After By-product Credits, per Silver Ounce	$5.34	$14.24			$11.63	$3.83	$10.69		$8.96	$8.61	$12.88		$13.98

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023 (5)			Three Months Ended March 31, 2023 (5)			Three Months Ended December 31, 2022 (5)
	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$42,576	$1,071	$43,647	$62,998	$732	$63,730	$65,328	$65,328
Depreciation, depletion and amortization	(10,272)	(127)	(10,399)	(14,036)	(47)	(14,083)	(14,568)	(14,568)
Treatment costs	351	—	351	467	—	467	521	521
Change in product inventory	(951)	—	(951)	(2,417)	—	(2,417)	1,122	1,122
Reclamation and other costs	(219)	—	(219)	(217)	—	(217)	(196)	(196)
Exclusion of Casa Berardi cash costs	—	—	—	(2,851)	—	(2,851)	—	—
Exclusion of Nevada and Other costs	—	(944)	(944)	—	(685)	(685)	—	—
Cash Cost, Before By-product Credits (1)	31,485	—	31,485	43,944	—	43,944	52,207	52,207
Reclamation and other costs	219	—	219	217	—	217	196	196
Sustaining capital	9,025	—	9,025	15,015	—	15,015	11,438	11,438
AISC, Before By-product Credits (1)	40,729	—	40,729	59,176	—	59,176	63,841	63,841
By-product credits:
Silver	(144)	—	(144)	(127)	—	(127)	(124)	(124)
Total By-product credits	(144)	—	(144)	(127)	—	(127)	(124)	(124)
Cash Cost, After By-product Credits	$31,341	$—	$31,341	$43,817	$—	$43,817	$52,083	$52,083
AISC, After By-product Credits	$40,585	$—	$40,585	$59,049	$—	$59,049	$63,717	$63,717
Divided by gold ounces produced	19	—	19	25	—	25	31	31
Cash Cost, Before By-product Credits, per Gold Ounce	$1,666	$—	$1,666	$1,780	$—	$1,780	$1,700	$1,700
By-product credits per ounce	(8)	—	(8)	(5)	—	(5)	(4)	(4)
Cash Cost, After By-product Credits, per Gold Ounce	$1,658	$—	$1,658	$1,775	$—	$1,775	$1,696	$1,696
AISC, Before By-product Credits, per Gold Ounce	$2,155	$—	$2,155	$2,397	$—	$2,397	$2,079	$2,079
By-product credits per ounce	(8)	—	(8)	(5)	—	(5)	(4)	(4)
AISC, After By-product Credits, per Gold Ounce	$2,147	$—	$2,147	$2,392	$—	$2,392	$2,075	$2,075

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023 (5)			Three Months Ended March 31, 2023 (5)			Three Months Ended December 31, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$96,825	$43,647	$140,472	$100,822	$63,730	$164,552	$102,893	$65,328	$168,221
Depreciation, depletion and amortization	(22,318)	(10,399)	(32,717)	(24,920)	(14,083)	(39,003)	(23,106)	(14,568)	(37,674)
Treatment costs	14,676	351	15,027	15,645	467	16,112	15,801	521	16,322
Change in product inventory	304	(951)	(647)	(4,023)	(2,417)	(6,440)	(4,585)	1,122	(3,463)
Reclamation and other costs	13	(219)	(206)	(537)	(217)	(754)	234	(196)	38
Exclusion of Keno Hill cash cost	(1,433)		(1,433)
Exclusion of Casa Berardi cash costs	—	—	—	—	(2,851)	(2,851)	—	—	—
Exclusion of Nevada and Other costs	—	(944)	(944)	—	(685)	(685)	—	—	—
Cash Cost, Before By-product Credits (1)	88,067	31,485	119,552	86,987	43,944	130,931	91,237	52,207	143,444
Reclamation and other costs	1,007	219	1,226	1,007	217	1,224	988	196	1,184
Sustaining capital	18,483	9,025	27,508	14,425	15,015	29,440	18,231	11,438	29,669
General and administrative	10,783	—	10,783	12,070		12,070	14,395	—	14,395
AISC, Before By-product Credits (1)	118,340	40,729	159,069	114,489	59,176	173,665	124,851	63,841	188,692
By-product credits:
Zinc	(26,371)	—	(26,371)	(30,821)	—	(30,821)	(32,361)	—	(32,361)
Gold	(28,458)	—	(28,458)	(25,286)	—	(25,286)	(19,630)	—	(19,630)
Lead	(21,147)	—	(21,147)	(22,241)	—	(22,241)	(21,743)	—	(21,743)
Silver	—	(144)	(144)		(127)	(127)		(124)	(124)
Total By-product credits	(75,976)	(144)	(76,120)	(78,348)	(127)	(78,475)	(73,734)	(124)	(73,858)
Cash Cost, After By-product Credits	$12,091	$31,341	$43,432	$8,639	$43,817	$52,456	$17,503	$52,083	$69,586
AISC, After By-product Credits	$42,364	$40,585	$82,949	$36,141	$59,049	$95,190	$51,117	$63,717	$114,834
Divided by ounces produced	3,642	19		4,035	25		3,657	31
Cash Cost, Before By-product Credits, per Ounce	$24.18	$1,666		$21.56	1,780		$24.95	$1,700
By-product credits per ounce	(20.86)	(8)		(19.42)	(5)		(20.16)	(4)
Cash Cost, After By-product Credits, per Ounce	$3.32	$1,658		$2.14	$1,775		$4.79	$1,696
AISC, Before By-product Credits, per Ounce	$32.49	$2,155		$28.38	$2,397		$34.14	$2,079
By-product credits per ounce	(20.86)	(8)		(19.42)	(5)		(20.16)	(4)
AISC, After By-product Credits, per Ounce	$11.63	$2,147		$8.96	$2,392		$13.98	$2,075
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.
(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)

Other includes $5.3 million of sales and total cost of sales for the year ended December 31, 2023 and $0.5 million of sales and total cost of sales for the year ended December 31, 2022, related to the environmental services business acquired as part of the Alexco acquisition.

(5)

Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)

Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)

Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests as a result of fires in the region. Suspension costs amounted to $2.2 million for the year ended December 31, 2023, and are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(8)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2024 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Casa Berardi	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$252,000	$129,400	$—	$381,400	$205,000	$205,000
Depreciation, depletion and amortization	(53,000)	(36,400)	—	(89,400)	(79,800)	(79,800)
Treatment costs	38,000	15,700	—	53,700	200	200
Change in product inventory	2,500	—	—	2,500	(900)	(900)
Reclamation and other costs	400	—	—	400	—	—
Cash Cost, Before By-product Credits (1)	239,900	108,700	—	348,600	124,500	124,500
Reclamation and other costs	1,500	1,100	—	2,600	900	900
Sustaining capital	56,000	43,400	—	99,400	13,500	13,500
General and administrative	—		48,600	48,600	—	—
AISC, Before By-product Credits (1)	297,400	153,200	48,600	499,200	138,900	138,900
By-product credits:
Zinc	(90,000)	(27,300)		(117,300)	—	—
Gold	(86,000)	—		(86,000)	—	—
Lead	(32,000)	(67,400)		(99,400)	—	—
Silver	0	0		—	(400)	(400)
Total By-product credits	(208,000)	(94,700)	—	(302,700)	(400)	(400)
Cash Cost, After By-product Credits	$31,900	$14,000	$—	$45,900	$124,100	$124,100
AISC, After By-product Credits	$89,400	$58,500	$48,600	$196,500	$138,500	$138,500
Divided by silver ounces produced	9,000	5,100		14,100	78.5	78.5
Cash Cost, Before By-product Credits, per Silver Ounce	$26.66	$21.31		$24.72	$1,586	$1,586
By-product credits per silver ounce	(23.11)	(18.57)		(21.47)	(5)	(5)
Cash Cost, After By-product Credits, per Silver Ounce	$3.54	$2.75		$3.26	$1,581	$1,581
AISC, Before By-product Credits, per Silver Ounce	$33.04	$30.04		$35.40	$1,769	$1,769
By-product credits per silver ounce	(23.11)	(18.57)		(21.47)	(5)	(5)
AISC, After By-product Credits, per Silver Ounce	$9.93	$11.47		$13.94	$1,764	$1,764
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY 2023	FY 2022
Net loss	$(42,935)	$(22,415)	$(15,694)	$(3,173)	$(4,452)	$(84,217)	$(37,348)
Interest expense	12,133	10,710	10,311	10,165	11,008	43,319	42,793
Income and mining tax provision (benefit)	(5,682)	(1,500)	5,162	3,242	(3,924)	1,222	(7,566)
Depreciation, depletion and amortization	51,967	37,095	34,718	39,892	37,576	163,672	143,938
Ramp-up and suspension costs	27,568	21,025	16,323	11,336	7,575	76,252	24,114
Loss (gain) on disposition of properties, plants, equipment, and mineral interests	1,043	(119)	(75)	—	—	849	16
Foreign exchange loss (gain)	4,244	(4,176)	3,850	(108)	900	3,810	(7,211)
Fair value adjustments, net	(8,699)	6,397	2,558	(3,181)	(9,985)	(2,925)	4,788
Provisional price (gains) losses	(5,930)	(8,064)	(2,143)	(2,093)	(625)	(18,230)	20,839
Provision for closed operations and environmental matters	1,164	2,256	3,111	1,044	3,741	7,575	8,793
Stock-based compensation	1,476	2,434	1,498	1,190	1,714	6,598	6,012
Inventory adjustments	4,487	8,814	2,997	4,521	487	20,819	2,646
Monetization of zinc and lead hedges	(3,753)	(5,582)	5,467	(579)	16,664	(4,447)	16,664
Other	(422)	(624)	(343)	(355)	1,582	(1,744)	(986)
Adjusted EBITDA	$36,661	$46,251	$67,740	$61,901	$62,261	$212,553	$217,492
Total debt						$662,815	$517,742
Less: Cash and cash equivalents						106,374	104,743
Net debt						$556,441	$412,999
Net debt/LTM adjusted EBITDA (non-GAAP)						2.6	1.9

Reconciliation of Net Loss Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	4Q-2023	3Q-2023	2Q-2023	1Q-2023	4Q-2022	FY-2023	FY-2022
Net loss applicable to common stockholders	$(43,073)	$(22,553)	$(15,832)	$(3,311)	$(4,590)	$(84,769)	$(37,900)
Adjusted for items below:
Fair value adjustments, net	(8,699)	6,397	2,558	(3,181)	(9,985)	(2,925)	—
Provisional pricing (gains) losses	(5,930)	(8,064)	(2,143)	(2,093)	(625)	(18,230)	20,839
Environmental accruals	200	763	1,989	—	2,860	2,952	2,874
Foreign exchange loss (gain)	4,244	(4,176)	3,850	(108)	900	3,810	(7,211)
Ramp-up and suspension costs	27,568	21,025	16,323	11,336	7,575	76,252	24,114
Loss (gain) on disposition of properties, plants, equipment and mineral interests	1,043	(119)	(75)	0	—	849	16
Inventory adjustments	4,487	8,814	2,997	4,521	487	20,819	2,646
Monetization of zinc hedges	(3,753)	(5,582)	5,467	(579)	16,664	(4,447)	16,664
Other	—	—	—	—	939	—	5,727
Adjusted (loss) income applicable to common stockholders	$(23,913)	$(3,495)	$15,134	$6,585	$14,225	$(5,689)	$27,769
Weighted average shares - basic	610,547	607,896	604,088	600,075	596,959	605,668	557,344
Weighted average shares - diluted	610,547	607,896	604,088	600,075	596,959	605,668	557,344
Basic adjusted net (loss) income per common stock (in cents)	(0.04)	(0.01)	0.03	0.01	0.02	(0.01)	0.05
Diluted adjusted net (loss) income per common stock (in cents)	(0.04)	(0.01)	0.03	0.01	0.02	(0.01)	0.05

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash provided by operating activities	$884	$36,120	$75,499	$89,890
Less: Additions to properties, plants equipment and mineral interests	$(62,622)	$(56,140)	$(223,887)	$(149,378)
Free cash flow	$(61,738)	$(20,020)	$(148,388)	$(59,488)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Years Ended December 31,
		2023	2022	2021	2020
Cash provided by operating activities	$850,731	$214,883	$188,434	$271,309	$176,105
Exploration	$18,326	$7,815	$5,920	$4,591	$-
Less: Additions to properties, plants equipment and mineral interests	$(295,998)	$(108,879)	$(87,890)	$(53,768)	$(45,461)
Free cash flow	$573,059	$113,819	$106,464	$222,132	$130,644

Table A Hecla Mining Company - Reserves and Resources – 12/31/2023 (1)

Proven Reserves (1)
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead Tons	Zinc Tons
Greens Creek (2,3)	United States	100.0%	9	11.3	0.08	3.5	8.4	100	1	310	740
Lucky Friday (2,4)	United States	100.0%	5,299	12.8	-	8.0	3.8	67,595	-	424,080	201,280
Casa Berardi Underground (2,5)	Canada	100.0%	55	-	0.12	-	-	-	7	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	4,240	-	0.09	-	-	-	379	-	-
Keno Hill (2,6)	Canada	100.0%	-	-	-	-	-	-	-	-	-
Total			9,603					67,695	387	424,390	202,020
Probable Reserves (7)
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)
Greens Creek (2,3)	United States	100.0%	10,009	10.5	0.09	2.5	6.6	105,122	880	250,270	657,990
Lucky Friday (2,4)	United States	100.0%	966	10.8	-	7.1	2.9	10,411	-	68,320	28,100
Casa Berardi Underground (2,5)	Canada	100.0%	175	-	0.15	-	-	-	26	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	11,384	-	0.08	-	-	-	859	-	-
Keno Hill (2,6)	Canada	100.0%	2,069	26.6	0.01	2.8	2.5	55,068	13	58,170	52,380
Total			24,603					170,601	1,778	376,760	738,470
Proven and Probable Reserves
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)
Greens Creek (2,3)	United States	100.0%	10,018	10.5	0.09	2.5	6.6	105,222	881	250,580	658,730
Lucky Friday (2,4)	United States	100.0%	6,265	12.5	-	7.9	3.7	78,006	-	492,400	229,380
Casa Berardi Underground (2,5)	Canada	100.0%	230	-	0.14	-	-	-	33	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	15,624	-	0.08	-	-	-	1,238	-	-
Keno Hill (2,6)	Canada	100.0%	2,069	26.6	0.01	2.8	2.5	55,068	13	58,170	52,380
Total			34,206					238,296	2,165	801,150	940,490
(1)

The term “reserve” means an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The term “proven reserves” means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. See footnotes 8 and 9 below.

(2)

Mineral reserves are based on $17/oz silver, $1,650/oz gold, $0.90/lb lead, $1.15/lb zinc, unless otherwise stated. All Mineral Reserves are reported in-situ with estimates of mining dilution and mining loss.

(3)

The reserve NSR cut-off values for Greens Creek are $230/ton for all zones except the Gallagher Zone at $235/ton; metallurgical recoveries (actual 2023): 80% for silver, 74% for gold, 82% for lead, and 89% for zinc.

(4)

The reserve NSR cut-off values for Lucky Friday are $241.34/ton for the 30 Vein and $268.67/ton for the Intermediate Veins; metallurgical recoveries (actual 2023): 96% for silver, 95% for lead, and 85% for zinc

(5)

The average reserve cut-off grades at Casa Berardi are 0.11 oz/ton gold underground and 0.03 oz/ton gold for open pit. Metallurgical recovery (actual 2023): 85% for gold; US$/CAN$ exchange rate: 1:1.3. Underground mineral reserves at Casa Berardi were based on a gold price of $1,850/oz.

(6)	The reserve NSR cut-off value at Keno Hill is $244.24/ton (CAN$350/tonne), Metallurgical recovery (actual 2023): 96% for silver, 93% for lead, 81% for zinc; US$/CAN$ exchange rate: 1:1.3
(7)	The term “probable reserves” means the economically mineable part of an indicated and, in some cases, a measured mineral resource. See footnotes 9 and 10 below.

Totals may not represent the sum of parts due to rounding

Mineral Resources - 12/31/2023 (8)

Measured Resources (9)
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (12,13)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Lucky Friday (12,14)	United States	100.0%	5,326	8.6	-	5.6	2.7	-	45,785	-	299,360	146,420	-
Casa Berardi Underground(12,15)	Canada	100.0%	1,099	-	0.21	-	-	-	-	234	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	67	-	0.03	-	-	-	-	2	-	-	-
Keno Hill (12,16)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Oxide (17)	Mexico	100.0%	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	-	-	-	-	-	-	-	-	-	-	-
Fire Creek (18,19)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Hollister (18,20)	United States	100.0%	18	4.9	0.59	-	-	-	87	10	-	-	-
Midas (18,21)	United States	100.0%	2	7.6	0.68	-	-	-	14	1	-	-	-
Heva (22)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Hosco (22)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Star (12,23)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Rackla - Tiger Underground (29)	Canada	100.0%	881	-	0.09	-	-	-	-	75	-	-	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	32	-	0.06	-	-	-	-	2	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Total			7,425						45,886	324	299,360	146,420	-
Indicated Resources (10)
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (12,13)	United States	100.0%	8,040	13.9	0.10	3.0	8.0	-	111,526	800	239,250	643,950	-
Lucky Friday (12,14)	United States	100.0%	1,011	8.0	-	6.0	2.7	-	8,136	-	60,200	26,910	-
Casa Berardi Underground (12,15)	Canada	100.0%	3,154	-	0.19	-	-	-	-	603	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	205	-	0.03	-	-	-	-	5	-	-	-
Keno Hill (12,16)	Canada	100.0%	4,504	7.5	0.006	0.9	3.5	-	33,926	26	41,120	157,350	-
San Sebastian - Oxide (17)	Mexico	100.0%	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek (18,19)	United States	100.0%	114	1.0	0.46	-	-	-	113	53	-	-	-
Hollister (18,20)	United States	100.0%	70	1.9	0.58	-	-	-	130	40	-	-	-
Midas (18,21)	United States	100.0%	76	5.7	0.42	-	-	-	430	32	-	-	-
Heva (22)	Canada	100.0%	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (22)	Canada	100.0%	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Star (12,23)	United States	100.0%	1,068	3.0	-	6.4	7.7	-	3,177	-	67,970	82,040	-
Rackla - Tiger Underground (29)	Canada	100.0%	3,116	-	0.10	-	-	-	-	311	-	-	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	960	-	0.08	-	-	-	-	76	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	5,135	-	0.12	-	-	-	-	604	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	960	-	0.13	-	-	-	-	128	-	-	-
Total			61,606						173,447	4,107	430,960	944,350	14,650
Measured & Indicated Resources
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (12,13)	United States	100.0%	8,040	13.9	0.10	3.0	8.0	-	111,526	800	239,250	643,950	-
Lucky Friday (12,14)	United States	100.0%	6,337	8.3	-	5.8	2.7	-	53,921	-	359,560	173,330	-
Casa Berardi Underground (12,15)	Canada	100.0%	4,253	-	0.20	-	-	-	-	837	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	272	-	0.03	-	-	-	-	7	-	-	-
Keno Hill (12,16)	Canada	100.0%	4,504	7.5	0.006	0.9	3.5	-	33,926	26	41,120	157,350	-
San Sebastian - Oxide (17)	Mexico	100.0%	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek (18,19)	United States	100.0%	114	1.0	0.46	-	-	-	113	53	-	-	-
Hollister (18,20)	United States	100.0%	88	2.5	0.58	-	-	-	217	50	-	-	-
Midas (18,21)	United States	100.0%	78	5.7	0.43	-	-	-	444	33	-	-	-
Heva (22)	Canada	100.0%	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (22)	Canada	100.0%	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Star (12,23)	United States	100.0%	1,068	3.0	-	6.4	7.7	-	3,177	-	67,970	82,040	-
Rackla - Tiger Underground (29)	Canada	100.0%	3,997	-	0.10	-	-	-	-	386	-	-	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	992	-	0.08	-	-	-	-	78	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	5,135	-	0.12	-	-	-	-	604	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	960	-	0.13	-	-	-	-	128	-	-	-
Total			69,031						219,333	4,431	730,320	1,090,770	14,650

Inferred Resources (11)
Asset	Location	Ownership	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek (12,13)	United States	100.0%	1,930	13.4	0.08	2.9	6.9	-	25,891	154	55,890	133,260	-
Lucky Friday (12,14)	United States	100.0%	3,600	7.8	-	5.9	2.8	-	27,934	-	211,340	100,630	-
Casa Berardi Underground (12,15)	Canada	100.0%	1,475	-	0.22	-	-	-	-	332	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	828	-	0.08	-	-	-	-	64	-	-	-
Keno Hill (12,16)	Canada	100.0%	2,836	11.2	0.003	1.1	1.8	-	31,791	9	32,040	51,870	-
San Sebastian - Oxide (17)	Mexico	100.0%	3,490	6.4	0.05	-	-	-	22,353	182	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	385	4.2	0.01	1.6	2.3	0.9	1,606	5	6,070	8,830	3,330
Fire Creek (18,19)	United States	100.0%	764	0.5	0.51	-	-	-	393	392	-	-	-
Fire Creek - Open Pit (24)	United States	100.0%	74,584	0.1	0.03	-	-	-	5,232	2,178	-	-	-
Hollister (18,20)	United States	100.0%	642	3.0	0.42	-	-	-	1,916	273	-	-	-
Midas (18,21)	United States	100.0%	1,232	6.3	0.50	-	-	-	7,723	615	-	-	-
Heva (22)	Canada	100.0%	2,787	-	0.08	-	-	-	-	216	-	-	-
Hosco (22)	Canada	100.0%	17,726	-	0.04	-	-	-	-	663	-	-	-
Star (12,23)	United States	100.0%	2,851	3.1	-	5.9	5.9	-	8,795	-	168,180	166,930	-
San Juan Silver (12,25)	United States	100.0%	2,570	14.9	0.01	1.4	1.1	-	38,203	34	49,400	39,850	-
Monte Cristo (26)	United States	100.0%	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek (12,27)	United States	100.0%	100,086	1.5	-	-	-	0.7	148,736	-	-	-	658,680
Libby Exploration Project (12,28)	United States	100.0%	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Rackla - Tiger Underground (29)	Canada	100.0%	30	-	0.05	-	-	-	-	2	-	-	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	152	-	0.07	-	-	-	-	10	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	5,919	-	0.09	-	-	-	-	530	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	4,398	-	0.12	-	-	-	-	514	-	-	-
Total			341,383						504,190	6,304	522,920	501,370	1,421,430
Note: All estimates are in-situ except for the proven reserves at Greens Creek which are in surface stockpiles. Mineral resources are exclusive of reserves.

(8)

The term "mineral resources" means a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

(9)

The term "measured resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

(10)

The term "indicated resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

(11)

The term "inferred resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

(12)

Mineral resources for operating properties are based on $1,750/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper, unless otherwise stated. Mineral resources for non-operating resource projects are based on $1,700/oz for gold, $21.00/oz for silver, $1.15/lb for lead, $1.35/lb for zinc and $3.00/lb for copper, unless otherwise stated.

(13)

The resource NSR cut-off values for Greens Creek are $230/ton for all zones except the Gallagher Zone at $235/ton; metallurgical recoveries (actual 2023): 80% for silver, 74% for gold, 82% for lead, and 89% for zinc.

(14)

The resource NSR cut-off values for Lucky Friday are $200.57/ton for the 30 Vein, $227.90/ton for the Intermediate Veins and $198.48/ton for the Lucky Friday Veins; metallurgical recoveries (actual 2023): 96% for silver, 95% for lead, and 85% for zinc

(15)

The average resource cut-off grades at Casa Berardi are 0.12 oz/ton gold for underground and 0.03 oz/ton gold for open pit; metallurgical recovery (actual 2023): 85% for gold; US$/CAN$ exchange rate: 1:1.3.

(16)

The resource NSR cut-off value at Keno Hill is $129.10/ton (CAN$185/tonne); using minimum width of 4.9 feet (1.5m); metallurgical recovery (actual 2023): 96% for silver, 93% for lead, 81% for zinc; US$/CAN$ exchange rate: 1:1.3

(17)

Indicated resources for most zones at San Sebastian based on $1,500/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper using a cut-off grade of $90.72/ton ($100/tonne); $1700/oz gold used for Toro, Bronco, and Tigre zones. Metallurgical recoveries based on grade dependent recovery curves: recoveries at the mean resource grade average 89% for silver and 84% for gold for oxide material and 85% for silver, 83% for gold, 81% for lead, 86% for zinc, and 83% for copper for sulfide material. Resources reported at a minimum mining width of 8.2 feet (2.5m) for Middle Vein, North Vein, and East Francine, 6.5ft (1.98m) for El Toro, El Bronco, and El Tigre, and 4.9 feet (1.5 m) for Hugh Zone and Andrea.

(18)

Mineral resources for Fire Creek, Hollister and Midas are reported using $1,500/oz gold and $21/oz silver prices, unless otherwise noted. A minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(19)	Fire Creek mineral resources are reported at a gold equivalent cut-off grade of 0.283 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver.
(20)	Hollister mineral resources, including the Hatter Graben are reported at a gold equivalent cut-off grade of 0.238 oz/ton. Metallurgical recoveries: 88% for gold and 66% for silver
(21)

Midas mineral resources are reported at a gold equivalent cut-off grade of 0.237 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver. A gold-equivalent cut-off grade of 0.1 oz/ton and a gold price of $1,700/oz used for Sinter Zone with resources undiluted.

(22)

Measured, indicated and inferred resources at Heva and Hosco are based on $1,500/oz gold. Resources are without dilution or material loss at a gold cut-off grade of 0.01 oz/ton for open pit and 0.088 oz/ton for underground. Metallurgical recovery: Heva: 95% for gold, Hosco: 88% for gold.

(23)

Indicated and Inferred resources at the Star property are reported using a minimum mining width of 4.3 feet and an NSR cut-off value of $150/ton; Metallurgical recovery: 93% for silver, 93% for lead, and 87% for zinc.

(24)

Inferred open-pit resources for Fire Creek calculated November 30, 2017 using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material. Indicated Resources reclassified as Inferred in 2019. Open pit resources are calculated at $1,400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources. NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June 28, 2018.

(25)

Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and an NSR cut-off value of $175/ton and 5.0 feet for Equity and North Amethyst veins at an NSR cut-off value of $100/ton; Metallurgical recoveries based on grade dependent recovery curves; metal recoveries at the mean resource grade average 89% silver, 74% lead, and 81% zinc for the Bulldog and a constant 85% gold and 85% silver for North Amethyst and Equity.

(26)

Inferred resource at Monte Cristo reported at a minimum mining width of 5.0 feet; resources based on $1,400 Au, $26.50 Ag using a 0.06 oz/ton gold cut-off grade. Metallurgical recovery: 90% for gold and 90% silver.

(27)

Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and an NSR cut-off value of $24.50/ton; Metallurgical recoveries: 88% for silver and 92% for copper. Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.

(28)

Inferred resource at the Libby Exploration Project reported at a minimum thickness of 15 feet and an NSR cut-off value of $24.50/ton NSR; Metallurgical recoveries: 88% for silver and 92% copper. Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

(29)

Mineral resources at the Rackla-Tiger Project are based on a gold price of $1650/oz, metallurgical recovery of 95% for gold, and cut-off grades of 0.02 oz/ton gold for the open pit portion of the resources and 0.04 oz/ton gold for the underground portions of the resources; US$/CAN$ exchange rate: 1:1.3.

(30)

Mineral resources at the Rackla-Osiris Project are based on a gold price of $1,850/oz, metallurgical recovery of 83% for gold, and cut-off grades of 0.03 oz/ton gold for the open pit portion of the resources and 0.06 oz/ton gold for the underground portions of the resources; US$/CAN$ exchange rate: 1:1.3.

Totals may not represent the sum of parts due to rounding

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Cheryl Turner
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